Exhibit 21.1

Subsidiaries and Affiliate of Registrant

The follow are the Registrant and its subsidiaries:

Registrant (British Virgin Islands):

Tai Shan Communications, Inc.

Subsidiary (Hong Kong):

Telestar Holdings Limited

Subsidiary (PRC)

Chungqing Ruixuan Technology Co., Ltd.

Affiliate (PRC)

Taiying Technology Co., Ltd (entity controlled pursuant to contractual arrangements with Registrant’s wholly owned subsidiary, Chongqing Ruixuan Technology Co., Ltd.).

Subsidiaries of Affiliate (all PRC)

Chongqing Central BPO Industry Co., Ltd.

Jiangsu Taiying Technology Co., Ltd.

Hebei Taiying Co., Ltd.